Exhibit 99.1

FOR IMMEDIATE RELEASE August 11, 2015	For more information: Contact: Eric Paul Dividend Capital (303) 228-2200

INDUSTRIAL PROPERTY TRUST ANNOUNCES

SECOND QUARTER 2015 ACQUISITION ACTIVITY

DENVER, CO — August 11, 2015 — Industrial Property Trust Inc. (“IPT”), an industrial real estate investment trust that owns and operates distribution warehouses throughout the United States, announced today that, during the second quarter of 2015, it had acquired, either directly or through its 51% ownership interest in a joint venture partnership, 20 industrial buildings totaling approximately 2.2 million square feet, located in the Pennsylvania, Atlanta, San Francisco Bay, Seattle / Tacoma and New Jersey markets, for an aggregate purchase price of approximately $182.3 million.

In April 2015, IPT completed five transactions totaling eight industrial buildings aggregating 584,000 square feet for approximately $44.9 million. This includes four buildings totaling 258,000 square feet acquired through IPT’s 51% ownership interest in a joint venture partnership. These buildings are located in the Pennsylvania, Atlanta, San Francisco Bay and Seattle / Tacoma markets.

In May 2015, IPT completed three transactions totaling three industrial buildings in the New Jersey, San Francisco Bay and Pennsylvania markets comprising 660,000 square feet for an aggregate purchase price of approximately $54.1 million. This includes one building totaling 188,000 square feet acquired through IPT’s 51% ownership interest in a joint venture partnership.

In June 2015, IPT completed four transactions totaling nine industrial buildings aggregating 916,000 square feet in the Atlanta, Seattle / Tacoma and San Francisco Bay markets for a combined purchase price of $83.3 million.

“These acquisitions are located in markets where demand for distribution and logistics space remains high,” said Dwight Merriman, Chief Executive Officer of IPT. “These industrial buildings allow us to further diversify our portfolio in terms of geography, tenants and lease terms.”

As of June 30, 2015, IPT had acquired, either directly or through its 51% ownership interest in a joint venture partnership, 68 industrial buildings totaling approximately 9.3 million rentable square feet in 14 major industrial markets for an aggregate purchase price of approximately $719.1 million.

About Industrial Property Trust Inc.

IPT is focused on acquiring and operating high-quality distribution warehouses that are leased to corporate customers. IPT’s core strategy is to build a national platform of high-quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IPT has operated and elected to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with the taxable year that ended on December 31, 2013, and IPT intends to continue to operate in accordance with the requirements for qualification as a REIT.

This press release contains forward-looking statements that are based on IPT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IPT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IPT’s ability to identify and time investments that will generate attractive returns for investors, customers’ ability to continue to comply with the terms of their leases, and those risks set forth in IPT’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2015, as amended or supplemented by IPT’s other filings with the SEC (available at www.sec.gov). Any of these statements could be inaccurate, and actual events or IPT’s investments and results of operations could differ materially from those expressed or implied. To the extent that IPT’s assumptions differ from actual results, IPT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of high-quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IPT cannot assure you that it will attain its investment objectives.

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